UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2023

PROCESSA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39531	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7380 Coca Cola Drive, Suite 106

Hanover, Maryland, 21076

(Address of principal executive offices)

(443) 776-3133

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $.0001	PCSA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2023, Processa Pharmaceuticals, Inc. (the “Company”) and certain accredited investors (the “Investors”) entered into a securities purchase agreement (the “Purchase Agreement”) relating to the issuance and sale of shares of common stock pursuant to a registered direct offering (the “Offering”). The Investors purchased approximately $6.25 million of shares, consisting of an aggregate of 7,812,544 shares of common stock at a purchase price of $0.80 per share. The Purchase Agreement provides that, subject to certain exceptions, until the earlier of (i) 90 days after the closing of the Offering or (ii) the trading day following the date that the Company’s common stock’s closing price exceeds $2.00 for a period of 10 consecutive trading days neither the Company nor its subsidiary will issue or enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents.

The net proceeds to the Company from the Offering, after deducting the fees of Spartan Capital Securities, LLC (the “Placement Agent”) and the Company’s estimated Offering expenses, were approximately $5.7 million. The Offering closed on February 14, 2023.

The common stock was offered and sold pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-257558) previously filed with the Securities and Exchange Commission and declared effective on July 9, 2021, the base prospectus included therein and the related prospectus supplement dated February 9, 2023.

The Company agreed to pay the Placement Agent a cash fee of 8.0% of the gross proceeds from the Offering, excluding proceeds received from Company insiders, and to reimburse the Placement Agent for its expenses, including the reimbursement of legal fees up to an aggregate of $60,000. The engagement agreement with the Placement Agent requires the Company to indemnify the Placement Agent and certain of its affiliates against certain customary liabilities.

The foregoing summary of the terms of the Purchase Agreement is subject to, and qualified in its entirety by, such document attached hereto as Exhibit 10.1 and incorporated herein by reference. The Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of those agreements and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement, or as stated therein and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

On February 10, 2023, the Company issued a press release in connection with the Offering and with respect to the information set forth above. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this item (including the exhibit) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

5.1	Opinion of Foley & Lardner, LLP.

10.1	Form of Securities Purchase Agreement, dated February 9, 2023, by and between Processa Pharmaceuticals, Inc. and each of the Investors (as defined therein).

23.1	Consent of Foley & Lardner, LLP (included in Exhibit 5.1).

99.1	Press Release, dated February 10, 2023.

104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Processa Pharmaceuticals, Inc.

Date:	February 13, 2023	By:	/s/ David Young
David Young
Chief Executive Officer

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